HOUSTON AMERICAN ENERGY PROVIDES UPDATE ON OPERATIONS AND
UPCOMING DRILLING PLANS IN REEVES COUNTY, TEXAS

Houston, Texas – August 25, 2017 – Houston American Energy Corp. (NYSE MKT: HUSA) today provided an update with respect to the status of its operations, the anticipated commencement of production and upcoming drilling plans in Reeves County, Texas.

The company’s O’Brien #3H well has been successfully hydraulically fractured in the Lower Wolfcamp A Zone and flow back is scheduled to begin today, August 25, 2017.

With completion of drilling operations on the O’Brien #3H well, the drilling rig was released on July 1, 2017 and hydraulic fracturing of the well commenced on August 14, 2017. The O’Brien production facilities are nearing the final phase of construction and should be ready to receive production of oil and gas from the O’Brien #3H as the well unloads over the coming days and weeks. Preliminary test results, performed prior to commencement of the hydraulic fracture stimulation job, included oil produced to the surface. A few miles to the south, on the Johnson tract, construction of the gas flowline is nearing completion to connect the Johnson State #1H well to the gas sales point. We anticipate that both of the new wells will be put on production during the month of September 2017.

John P. Boylan, CEO and President of Houston American stated, “We are very pleased with the efficiency and performance of our operating partner, with our two initial Reeves County wells coming in on or ahead of schedule. We anticipate announcing productivity results from fracking of the Wolfcamp A in the O’Brien #3H well once known. Our next two wells, one on the eastern half of the O’Brien tract, (18.67% working interest) and one on the Johnson tract, (25% working interest) are planned to be drilled sequentially as was the case with our first two wells. The operator anticipates the wells will spud toward the end of 4th Quarter 2017, depending on rig availability.”

About Houston American Energy Corp

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Delaware Basin in Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding the anticipated time to complete production facilities and gas gathering lines, to achieve producing status and to commence drilling operations on future wells. Those statements, and Houston American Energy Corp., are subject to a number of risks, including the potential inability to secure financing to fund Houston American’s share of well costs, timing of drilling operations, rig availability, ultimate drilling results, potential changes in price based on operations and fluctuations in energy prices, changes in market conditions, effects of government regulation and other factors. These and other risks are described in the company’s documents and reports that are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamerican.com or contact the Houston American Energy Corp. at (713) 222-6966.